EXHIBIT 10.7

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STOCK PURCHASE AND LOAN OPTION AGREEMENT

STRATEGIC PARTNERSHIP AGREEMENT

This Strategic Partnership Agreement ("Agreement") is made this 30th day of May 2005 ("Effective Date"), by and between MRD Holdings Inc., with its principal place of business at The Naaman’s Building Suite 206, 306 Silverside Rd., DE 19810 Wilmington, Delaware, USA ("MRD") and MR3 Systems, Inc., with its principal place of business at 435 Brannan Street, Suite 200, San Francisco, California 94107 ("MR3").

RECITALS

A. MR3 owns all rights, title, and interest in and to that certain technology and related documentation identified as MR3 Technology ("Technology"), the specifications for which are set forth in Exhibit A hereto;

B. MR3 and MRD desire to form a strategic partnership for the transfer use, utilization, publication and registration of the Technology for the “Areas of Jurisdiction” as defined in Exhibit B hereto pursuant to Sec. 2.5 of the Stock Purchase and Loan Option Agreement (“Purchase Agreement” ) and the subsections thereof;

NOW, THEREFORE, for and in consideration of the purchase of securities by MRD as agreed upon in the Purchase Agreement, executed, and delivered by MRD to MR3, and all the remaining compliance documents and requirements are duly submitted by MR3 as required by the Purchase Agreement, but not later than June 6, 2005, MR3 and MRD, intending to be legally bound once the Purchase Agreement is transacted, and for the royalty payment agreed upon in this document, the parties hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1.
“Technology” means, the MR3 technology itself, the collective technologies and intellectual property rights of MR3 necessary to ensure the basic, and optimum application of the MR3 technology or collectively, the full version of the Technology, together with any and all documentation, improvements, corrections, modifications, updates, enhancements, applications or other changes, whether or not included in the current version necessary to ensure its optimum or commercial application and its proprietary nature.

1.2.
“Technology Trade Secret” means any scientific or technical information, design, process, procedure, formula, or improvement included in the Technology that is valuable, not generally known in the industry, and gives the owner of the Technology a competitive advantage over those competitors who do not know or use such information.

1.3.
“Areas of Jurisdiction” means those countries and fields of use listed on the attached Exhibit B and this term as initially used in this document and the same is deemed automatically converted to the Expanded Jurisdiction once the additional investment or loan of 4.5 Million US$ is transacted pursuant to Section 2.3 of the Purchase Agreement.

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1.4
“Expanded Jurisdiction” means territories, countries and areas to be covered by the Technology application upon the infusion of the 4.5 Million US$ loan and/or investment specifically all territories, countries and areas except the United States of America.

2.	CONVEYANCE OF RIGHTS

2.1.
For use only within the Areas of Jurisdictions, MR3 hereby transfers, grants, conveys, assigns, and relinquishes exclusively to MRD all of MR3's rights, title, and interest in and to both the tangible and the intangible property constituting the Technology, in perpetuity (or for the longest period of time otherwise permitted by law), including the following corporeal and incorporeal incidents to the Technology and further agrees and permits the publication of intellectual property (“IP”) associated with the Technology in Europe subject to the steps and conditions outline in Section 2.5 of the Purchase Agreement together with its subsections:

(a)
Title to and possession of the media, devices, and documentation that constitute all copies of the Technology, its component parts, and all documentation relating thereto, possessed or controlled by MR3; and

(b)
All right, title, and interest of MR3 in and to the inventions, discoveries, improvements, ideas, trade secrets, know-how, confidential information, and all other intellectual property owned or claimed by MR3 pertaining to the Technology.

3.	PUBLICATION OF INTELLECTUAL PROPERTY

3.1.
Within the Option Period of the Purchase Agreement, MR3 and MRD shall execute a strategy to record and publish the current intellectual property of MR3 through the appropriate channels as designated by MRD in Europe.

3.2.
Unless otherwise agreed by the parties, MR3 will select the method of disclosure, recording, publication, patenting, and warehousing of intellectual property for MRD, all pursuant to the instructions as outlined in Section 2.5 of the Purchase Agreement.

3.3.
MRD agrees to pay for all costs associated with the publication of MR3 intellectual property, including all legal fees, patent costs, personnel time, travel costs, accommodations, per diem, and any other costs incurred by MR3 as agreed upon jointly by MR3 and MRD.

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4.	ESTABLISHMENT OF RESEARCH AND DEVELOPMENT AND PROCESSING FACLITIES

4.1	As stated in Sec. 2.5 of the Purchase Agreement, MR3 and MRD agree that any utilization or deployment of the MR3 Technology shall be fully supported by MR3 technology teams.

4.2
MRD will fund, establish, and maintain R&D facilities in Europe and/or Philippines, all to be designed, operated, and supported by MR3. Such facility will showcase the full application and utilization of the Technology and will replicate the work and operations of the Denver, Colorado, R&D facilities of MR3.

4.3
Full support and staffing requirements will be provided by MR3 to such R&D facilities in Europe and/or Philippines upon the request and needs as determined by MRD with coordination and consultation to MR3.

4.4
Within the Option Period under Section 2.3 of the Purchase Agreement, MR3 will submit a comprehensive plan for the design, construction, operation, and implementation of the R&D facilities to be located in Europe and/or Philippines. The implementation of the plans to establish, construct, staff, start-up, and operate said facilities will be outlined in terms of cost, schedule, and manpower requirements.

4.5
MRD agrees to pay for all costs associated with the comprehensive planning for the design, construction, operation, and implementation of the R&D facilities, including all site surveys, architectural costs, drafting and drawings, engineering estimates, personnel time, travel costs, accommodations, per diem, and any other costs incurred by MR3 as agreed upon jointly by MR3 and MRD.

5.	CONTRACT OF PROJECTS AND CONSIDERATION OF ROYALTY

5.1
For all projects and opportunities within the Areas of Jurisdiction and Expanded Jurisdiction as outlined in Exhibit B hereto, MRD agrees to exclusively contract MR3 as the technology partner, implementation entity, and primary contractor for the design, construction, and operation of processing facilities involving MR3 Technology.

5.2
For each project and opportunity identified by MRD, MR3, upon approval by its Board of Directors, will submit a comprehensive project proposal for project implementation. This project proposal will outline the following:

•	A detailed description of the project;

•	Any design documents or specifications (unless the project contemplates creation or development of the same);

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•	Project deliverables, if any, that either or both MR3 and MRD will be responsible for creating and developing;

•	Tasks, responsibilities, covenants and agreements of each MR3 and MRD relating to the project;

•	Deadlines, interim milestones, and other matters relating to timing and delivery or performance under the project;

•	Intellectual property rights or licenses to the extent different from the terms of this Agreement and the Purchase Agreement;

•	Exclusivity rights or other restrictions on use with or marketing of the project, if any;

•	Termination rights of the MR3 and MRD relating to the project, if any;

•	Obligations of the Parties to market and implement the project; and

•	Any other terms or conditions that vary from the terms and conditions set forth in this Agreement and the Purchase Agreement.

5.3
In consideration for MR3's execution of this Agreement and performance of the terms and conditions contained herein, and the transfer and conveyance of the Technology in favor of MRD covering the defined Areas of Jurisdiction, MRD agrees to pay or give MR3 a royalty equivalent to 5% of its net profit on each particular project in any of the defined Areas of Jurisdiction, but excluding humanitarian projects where no profit will be realized.

6.	IP REGISTRATION, TREATMENT, AND UTILIZATION POST REGISTRATION

6.1	The sources of MR3 IP are the following

(a)	Legacy unpublished IP before May 2004.
(b)	IP developed by Tao and McGrath from May 2004 to present.
(c)	IP under development between MR3 and Arrakis Mining.
(d)	Future IP by MR3 and MRD.

6.2	General Treatment of IP with MR3 Systems Inc.

(a)	All conceptual developments of IP are recorded in notebooks and journals.
(b)	MR3 maintains a structured agreement with each participating employee reflecting the following:

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i.	During the employment term of the employee, the employee agrees to license royalty-free, all-fees paid, the IP to MR3.
ii.	When the employee retires or desires to be employed elsewhere and would like to apply the IP, MR3 agrees to license the IP to the employee on terms mutually agreed to between MR3 and the employee.
iii.
If the employee is dismissed for cause, the employee relinquishes his rights and claims of the IP in favor of MR3, subject to the grant and conferment of what is due to employee under the signed deed or agreement.

6.3	Treatment of IP during Operations

(a)	Operations are defined as projects, processing sites, and the Company R&D laboratory.
(b)	At each operation site, the Company will keep logbooks related to operational logistics and chemical processing parameters.
(c)
The logbooks will be kept in a vault as an operational backup and may be accessed and be the basis of reference in the event of contingencies mentioned in the Stock and Loan and Option Agreement (“Purchase Agreement”).

6.4
Prior to the infusion of the US$1M, under Section 2.1 of the Purchase Agreement, MR3, through its authorized officer Dr. William Tao, will sign and execute a Strategic Partnership Agreement (this Agreement) between MRD and MR3, of which its effective date shall be deemed to commence automatically once the US$1M is transacted and remitted to MR3 by MRD. Upon the infusion, the following activities shall be undertaken by MRD and MR3:

(a)
MR3, MRD, and MR3’s employees will outline for publication its original IP in Europe, which is a form of protection for MR3 and all of its shareholders and simultaneous thereto to transfer to MRD or its designate exclusive rights to MR3 Technology for utilization and development in the Areas of Jurisdiction.

(b)	MRD and the MR3 will co-develop new technologies and new IP for applications in the Areas of Jurisdiction.

6.5	Post Investment of the 4.5US$M under Section 2.3 of the Purchase Agreement

(a)
Upon the receipt by MR3 of the said loan or investment the physical possession of the outlined IP shall be given to MRD for registration and patenting, who will in turn license the IP back to the MR3 for its utilization solely for projects in the US with a minimal fee (i.e. US$1.00 only). The IP shall be owned jointly by the MR3 and MRD, as co-developers. MRD shall have the option to assign its interest in the IP to its holding company or any designate or assign of MRD.

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(b)	MR3 and MRD will devise a process to govern the disposition of IP in the context of projects originated by either the MR3 or MRD or the latter’s designate.

(c)	MR3 and MRD will resolve to structure an agreement in which the MRD designate can apply the IP subject to royalty and fee negotiation with the MR3.

6.6	IP derived by MR3 on MRD Projects in the Areas of Jurisdiction

(a)
The IP derived by MR3 while working on MRD projects in the expanded jurisdiction, all territories except US, under contractual funding from the MRD will be published in Europe and registered under the name of MRD or its designate.

(b)
MRD or its designate shall license such IP back to MR3 for application in the US with a minimal fee of US$1.00, and MRD through the Board of the Company will determine the fee structure and royalty due the MRD or its designate.

7.	WARRANTIES OF TITLE

7.1.	MR3 represents and warrants that:

(a)
MRD shall receive, pursuant to the steps and conditions outline in Section 2.5 of the Purchase Agreement together with its subsections: and the procedures defined in this Agreement as of the Effective Date, complete and exclusive right, title, and interest in and to all tangible and intangible property rights existing in the Technology.

(b)
it has developed the Technology entirely through its own efforts for its own account and that the Technology is free and clear of all liens, claims, encumbrances, rights, or equities whatsoever of any third party.

(c)	the Technology does not infringe any patent, copyright, or trade secret of any third party.

(d)	the Technology has not been forfeited to the public domain; and that the for the Technology have been maintained in confidence.

(e)
all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Technology either (i) have been party to a relationship with MR3 that has accorded MR3 full, effective, and exclusive original ownership of all tangible and intangible property arising with respect to the Technology or (ii) have executed appropriate instruments of assignment in favor of MR3 as assignee that have conveyed to MR3 full, effective, and exclusive ownership of all tangible and intangible property thereby arising with respect to the Technology.

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8.	EXPORT CONTROLS

8.1.
The Technology and all underlying documentation or information may be exported, re-exported, or used by MRD or its designates or affiliates and may be used and applied in the agreed Areas of Jurisdiction.

9.	FURTHER ASSURANCES

9.1
MR3 shall execute and deliver such further conveyance instruments and take such further actions as may be necessary or desirable to evidence more fully the transfer of ownership of all of the Technology to MRD. MR3 therefore agrees:

(a)	To execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Technology; and

(b)	To provide testimony in connection with any proceeding affecting the right, title, or interest of MRD in the Technology; and

(c)	To perform any other acts deemed necessary to carry out the intent of this Agreement.

10.	PROTECTION OF TRADE SECRETS

10.1.
The parties agree to hold each other's Confidential Information in confidence for a period of ninety-nine (99) years following the Effective Date of this Agreement. The parties agree that unless required by law, they shall not make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose other than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

10.2.
A party's "Confidential Information" shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; (d) is independently developed by the other party; or (e) is required to be disclosed by any judicial or governmental requirement or order (provided that Recipient timely advises the disclosing party of the governmental demand for disclosure).

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11.	ACKNOWLEDGMENT OF RIGHTS; INTENT AND DUTY TO USE BEST EFFORTS

11.1.
In furtherance of this Agreement, MR3 hereby acknowledges that, from and after the Effective Date of this Agreement, within the defined Areas of Jurisdiction, MRD has acceded to all of MR3's right, title, and standing to:

(a)	Receive all rights and benefits pertaining to the Technology as given and defined in this document;

(b)
Institute and prosecute all suits and proceedings and take all actions that MRD, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind in and to any and all of the Technology; and

(c)
Defend and compromise any and all such action, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and perform all other such acts in relation thereto as MRD, in its sole discretion, deems advisable.

11.2.
The intent of the parties under this Agreement is for MRD, within the Areas of Jurisdiction or expanded jurisdiction when already in effect and applicable, to exclusively use, commercialize and exploit the Licensed Technology, and to sub license or assign to other entities the right to do the same, including the development, processing, manufacture and marketing of products and processing services and other revenue producing sources and activities.

11.3.
MRD shall devote its substantial time and diligent best efforts to realize and effectuate the intent of this Agreement and to utilize and look for opportunities for its commercial and humanitarian application of the conveyed Technology in an effort to foster its commercialization and use, including the use of such best efforts to process, market and distribute products and processing services in the Areas of Jurisdiction, Expanded Jurisdiction, and Restrictive Area in an efficient and expeditious manner.

12.	LIMITED WARRANTY; SUPPORT

12.1.
MR3 represents and warrants that the Technology conforms in all material respects to the functional Specifications set forth in Exhibit A. With that sole exception, MR3 ASSIGNS THE TECHNOLOGY TO MRD "AS IS," AND MR3 DISCLAIMS ALL WARRANTIES EXPRESS OR IMPLIED WITH RESPECT TO THE TECHNOLOGY, INCLUDING (WITHOUT LIMITATION) ANY WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. MRD's exclusive remedy for breach of the foregoing warranty shall be to require MR3 to correct any material nonconformance to such Specifications.

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12.2.
During the term of this Agreement, MR3 shall provide full technical support to the MRD on an ongoing, “as needed” basis. All expenses, salaries, benefits and other obligations incurred for the provision of such technical support shall be paid by MRD.

13.	INDEMNITY

13.1.
Indemnification. MR3 will defend, at its sole expense, any claim, suit or proceeding brought against MRD which is based upon a claim that (i) the Technology infringes any patent, copyright, or trade secret, provided MRD gives MR3 written notice within thirty (30) days of receiving notice of such claim and provides MR3 reasonable cooperation in the defense of the claim. MR3 will pay any damages and costs assessed against MRD (or payable by MRD pursuant to a settlement agreement) in connection with the proceeding.

13.2.
Remedies of MRD. In the event that a court directs MRD to cease use of the Technology, MR3 will either (i) modify the Technology so that it is no longer infringing, or (ii) procure for MRD the rights necessary for MRD to exploit the Technology at no expense to MRD. If MR3 is unable to comply with either subsection (i) or (ii), MRD, at its option may either replace the infringing portions of the Technology with non-infringing technology at MR3's expense, or terminate this agreement and receive a complete and full refund of the consideration involved in the Agreement.

14.	MISCELLANEOUS

14.1.
Effectivity and Binding Effect. This Agreement shall be binding and effective indefinitely until terminated upon mutual agreement of parties and it will be binding upon, the parties hereto, together with their respective legal representatives, successors, and assigns.

14.2
Arbitration. Parties agree and stipulates, before commencing a court action, to voluntary resort to arbitration or mediation to determine the claims and complaint that each party may have arising from or connected or related to the provision of this Agreement. Parties agree to defray the cost equally and if necessary may employ the assistance of technical staff from each side to present and simplify the complex nature of claim. Each party may opt to waive the assistance of counsel and choose to represent itself through the assistance of competent individual in the arbitration proceedings.

14.3.
Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the United States and the State of California, as applied to agreements entered into and to be performed entirely within California between California residents or parties may agree to a less expensive and neutral venue if the juridical existence of the other party was registered in another country or state or the nationality of the natural person involved is from another country.

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14.4.
Notices. Any notices given by either party hereunder will be in writing and will be given by personal delivery, national overnight courier service, or by U.S. mail, certified or registered, postage prepaid, return receipt requested, to MR3 or MRD at their respective addresses specified above and in the Purchase Agreement. All notices will be deemed effective upon personal delivery, or five (5) days following deposit in the U.S. mail, or two (2) business days following deposit with any national overnight courier service.

14.5.
Entirety and Amendment. This Agreement and all exhibits hereto constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, any representations or communications. The terms of this Agreement may not be amended except by a writing executed by both parties.

14.6.	Force Majeure. Neither party will be in default if its performance is delayed or becomes impossible or impractical by reason of any cause beyond such party's reasonable control.

14.7.
Attorneys’ Fees. Including an action for injunctive or declaratory relief, or to pursue damages for any breach of this Agreement, including all appeals, the prevailing party shall be entitled to recover reasonable attorneys’ fees, litigation costs from the other party. The attorneys’ fees and costs may be ordered by the court in the trial or appeal of any action described in this paragraph, or may be enforced in a separate action brought for determining attorneys’ fees and costs.

14.8.
Except as otherwise provided by this Agreement, neither party may assign its rights, duties and obligations under this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld, and further provided that any such assignment is made expressly subject to the terms and conditions of this Agreement, and the assignee agrees in writing to be bound by the terms and conditions hereof.

WHEREAS, the parties have executed this agreement in counterparts, each of which shall be deemed an original, as of the Effective Date first written above.

MRD HOLDINGS INC.	MR3 SYSTEMS, INC.

/s/ Charles K. C. Chan	/s/ William C. Tao, Ph.D.

Its: Managing Director	Its: Chief Executive Officer

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EXHIBIT A

MR3 Technology:
includes the proprietary high affinity metals extraction and metals separation technology owned by the and embodied in the MR3 Modules, and all of the trade secrets, know-how, show-how, inventions, patents including US Patent(s) and US Patent(s) applications, lab books, formulae, processes, computer systems, methods, discoveries, business methods, confidential information, expertise, copyrights, trademarks, service marks, plans, drawings, sketches, prototypes, tooling and information of any nature whatsoever which relates to the MR3 Modules and their implementation in a MR3 Facility, including but not limited to the Know-How for solubilizing metals as a method of feedstock preparation for the high affinity metals extraction process and the know-how for creating commercially valuable and viable products from that process; developed, possessed, conceived and/or used by, including the Process Package and any modifications, improvements and translations and thereof in respect of commercial and industrial uses, not in the public domain and applications to that will optimize the technology and make its application proprietary.

Know-How: includes all technical knowledge (whether or not patentable), unpatented inventions, manufacturing and operational procedures, processes, trade secrets, marketing techniques, skills and ideas, and current and accumulated experience, which has acquired or will acquire in connection with the MR3 Technology including, but not limited to, the following: (a) the amounts and types of locations, personnel, machinery, equipment, raw materials, chemicals and the like needed to create MR3 Modules and to operate MR3 Facilities for the production of End-Products and Processing Services, and (b) the proper engineering, construction, installation, maintenance, and repair of such System.

MR3 Facility: includes all the MR3 primary and secondary equipment, MR3 Modules, media, facility controls including, without limitation, instrumentation, primary and secondary control elements, shared display(s), control algorithms or any software based functions necessary and required to operate a plant, facility or system, and to commercially implement the MR3 Technology, which selectively removes targeted metals from feedstocks or metals streams via high affinity metals extraction to produce or render End-Products or Services. Each MR3 Facility contains one or more MR3 Modules to produce one or more specific metal End-Products or Processing Services.

MR3 Module: includes the media, the container(s) and the direct control system(s) for high affinity metals extraction, used in the MR3 Technology.

Process Package: includes the set of information and documentation required to design, specify, procure, build and operate a MR3 Facility including but not necessarily limited to Process Flow Drawing(s), General Arrangement Drawing(s), Piping and Instrumentation Diagrams, Detailed Process Description, Detailed Functional Control Description, Finalized Major Equipment List, and Major Process Equipment and Instrumentation Data Sheets.

Magnum Opus: the treatise and document, authored by Dr. Irving DeVoe and completed in April 1999, as well as any amendments, corrections, additions or updates that are made to it from time to time by the employee or technical staff of the Company, containing an extensive background to the Technology, including, but also over and above the definitions of the Technology included in this document.

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EXHIBIT B

Areas Jurisdiction as defined in the Purchase Agreement are:

Austria
Switzerland
Taiwan
Greater China (including Hong Kong and Macau)
India
Pakistan
The Philippines
All Middle East Countries

Expanded Jurisdiction:

All territories or countries worldwide except United States of America